Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Trustees of the
     Bowne & Co., Inc. Global Employee Stock Purchase Plan:
We consent to the incorporation by reference in the Registration Statement (No. 333-79409) on Form S-8 of Bowne & Co., Inc. of our report dated June 15, 2009 relating to the statements of financial condition of the Bowne & Co., Inc. Global Employee Stock Purchase Plan as of March 26, 2009 (liquidation basis) and December 31, 2008 (liquidation basis), and the related statements of income (loss) and changes in plan equity for the period from January 1, 2009 to March 26, 2009 (liquidation basis) and the years ended December 31, 2008 (liquidation basis) and 2007, which report appears in the March 26, 2009 annual report on Form 11-K of the Bowne & Co., Inc. Global Employee Stock Purchase Plan.
/s/ KPMG LLP
New York, New York
June 15, 2009

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